EX 10.3

ASSIGNMENT AND CONTRIBUTION AGREEMENT

This ASSIGNMENT AND CONTRIBUTION AGREEMENT (“Agreement”) is made as of July 31, 2008, by and among Force Fuels, Inc., a Nevada corporation (the “Company”), and Lawrence Weisdorn, an individual ("Lawrence"); and Ice Conversions, Inc., a California corporation ("ICE") (collectively the “Parties”).

R E C I T A L S

A.    The Parties entered into a Joint Venture Agreement on the 12th day of May, 2008 ("JV Agreement") which is attached as Exhibit A.

B.    ICE, owns rights to certain ideas, intellectual property rights, (the “Contributed IP”), as described in the attached Exhibit B.  ICE, owns the right and title to certain assets and prototypes (the “Contributed Assets”), as described in the attached Exhibit C.  ICE desires to contribute, transfer, license, and/or convey to the Company all such Contributed Assets and Contributed IP on the terms and subject to the conditions of this Agreement, with the result that the Company will own and/or have the right to exploit all of the Contributed Assets and Contributed IP.

C.    ICE shall receive in exchange for the contribution of the Contributed IP, 1,000,000 shares (the “Shares”) of the Company's authorized and unissued Common Stock, which shall represent approximately thirteen percent (13%) of the Company’s outstanding Common Stock as of immediately after the contribution.  When issued the common stock shall be duly authorized, validly issued, fully paid, non-cancelable and non-assessable shares of the common stock of the Company.

D.    ICE shall also receive in exchange for the contribution of the Contributed Assets a cash payment of $400,000, made payable as follows:  $100,000 on or before March 15, 2009; and, $300,000 on or before June 15, 2009.

A G R E E M E N T

NOW, THEREFORE, in consideration of the terms, covenants, and conditions hereinafter set forth, the parties hereto agree as follows:

1.    The JV Agreement is null and void.  The Parties mutually agree that the JV Agreement is null and void from its beginning and is of no force or effect whatsoever.  As such, the Parties agree that the irrevocable, perpetual, non-exclusive, royalty-free license to use, manufacture and exploit for purposes of the business described in Article I of the JV Agreement all technology, know-how, designs, algorithms and proprietary information of ICE as described in sections 3.01 of the JV Agreement is hereby cancelled and of no further force or effect and that ICE is and shall remain the sole owner of the technology and all rights thereto.  The Parties further agree that ICE has not been reimbursed for the asset transfer as described in section 3.02 of the JV Agreement and that hereby all right, title and interest in of all such assets shall revert to ICE.

2.    Contribution of Contributed Assets to the Company.  ICE hereby finally and fully assigns and contributes to the Company such rights and interests in the Contributed Assets.  ICE hereby agrees to execute and deliver, at no charge to the Company other than reimbursement of reasonable out-of-pocket costs, such other instruments and documents as the Company may from time to time hereafter reasonably request to further evidence the granting, transfer, assignment, license, and/or conveyance to the Company of the Contributed Assets.  ICE acknowledges and agrees that the Contributed Assets are, upon execution of this Agreement, property rights of the Company and may be considered confidential and proprietary information of the Company.

3.    Representations and Warranties of ICE.  ICE hereby represents and warrants for itself that—

(a)    This Agreement has been duly authorized, executed and delivered by ICE and constitutes the legal, valid and binding obligations of ICE, enforceable in accordance with its terms.

(b)    The consummation of the assignment of the Contributed Assets contemplated by this Agreement will not result in the breach of ICE's charter documents or any agreement to which ICE is a party or by which ICE is bound.

(c)    ICE has full power to transfer the interests in the Contributed Assets to the Company without obtaining the consent or approval of any other person, entity or governmental authority.

(d)    ICE, as of immediately prior to the execution of this Agreement, is the sole owner, beneficially and of record, of any right or interest in the Contributed Assets, including, but not limited to, all intellectual property rights, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions, other than in favor of the Company.

(e)    ICE is, and shall after the contribution of the Contributed Assets be, able to pay its debts as they come due in the ordinary course.

(f)    ICE is obtaining the Shares for its own account and not with a view to the resale or distribution thereof and acknowledges that the Shares have not been registered under the Securities Act of 1933 and may not be transferred except pursuant to such registration requirements or an applicable exemption.  ICE acknowledges that it has the business and financial knowledge and experience to evaluate the merits and risks of an investment in the Shares, the ability to protect its interests in this transaction and received sufficient information in order to evaluate this investment in the Shares.

4.    Representations and Warranties of the Company.  The Company hereby represents and warrants for itself that

(a)    This Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company, enforceable in accordance with its terms.

(b)    The consummation of the issuance of the Shares contemplated by this Agreement will not result in (i) the breach of the Company's charter documents or any agreement to which the Company is a party or by which it is bound or (ii) creation or imposition of any lien, charge or encumbrance on any of the Contributed Assets, other than in favor of the Company as expressly contemplated hereby.

(c)    The Company has full power to issue the Shares to ICE in exchange for the Contributed Assets without obtaining the consent or approval of any other person, entity or governmental authority.

(d)    The Shares, upon issuance in exchange for the Contributed Assets, shall be validly issued and outstanding, fully-paid and non assessable shares of Common Stock of the Company.

(e)    The Company presently has issued and outstanding 8.2 million shares of Common Stock and no shares of Preferred Stock.  There presently are no outstanding subscriptions, options, warrants, notes or other securities exercisable for or convertible into Common Stock of the Company.

5.    This Agreement supersedes and replaces the JV Agreement among the Company, Lawrence Weisdorn, and ICE.  The JV Agreement is void and of no force or effect whatsoever.  This Agreement contains the entire agreement of the parties concerning the subject matter hereof.

6.    This Agreement shall be governed by and construed in accordance with the laws of the State of California.

7.    If any provision of this Contract is held unenforceable, then such provision will be modified to reflect the parties' intention. All remaining provisions of this Contract shall remain in full force and effect.

8.    Event of Default by the Company:  The following occurrences shall be considered events of default: (1) the filing of bankruptcy by the Company; and (2) the failure of the Company to make any payments within thirty (30) days of the due dates set forth in this Agreement.

All payment obligations of the Company shall automatically accelerate upon any event of default.

9.    The Company hereby grants ICE a first priority, perfected security interest (the “Security Interest”) in the Contributed Assets in order to secure the Company’s obligation to pay $400,000 to ICE pursuant to the terms of this Agreement.  The Security Interest shall be evidenced by a UCC-1 financing statement.  The Company consents to the filing of a UCC-1 financing statement and any amendments thereto.

10.    Until payment in full of the amount of $400,000 to ICE, the Company shall not sell, transfer or encumber any Contributed Assets without ICE’s prior written consent.

11.    Nothing in this Agreement shall affect two million five hundred thousand (2,500,000) shares of the Company’s Common Stock issued to Lawrence under a separate employment agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed or has caused to be executed by its duly authorized representative this Assignment and Contribution Agreement as of the day and year set forth above.

FORCE FUELS, INC., a Nevada corporation
By: /s/ Thomas C. Hemingway Thomas C. Hemingway
President, Chief Executive Officer, and Chief Financial Officer	ICE CONVERSIONS, INC., a California corporation

/s/ Lawrence Wesidorn Lawrence Weisdorn, an individual	By: /s/ Lawrence Weisdorn Lawrence Weisdorn President and Chief Executive Officer

EXHIBIT A

(Attach May 12, 2008 Joint Venture Agreement)

EXHIBIT B

Contributed IP

Set forth below is a description of the Contributed IP being conveyed by ICE to the Company:

1.
A non-exclusive license to use the technology, processes, formulations, methods, apparatuses, and know-how related to development, marketing or sale of Class 7 or 8, heavy duty, solely battery powered, electric trucks (the “Business”). This license specifically excludes any hydrogen fueled technologies or trucks or other vehicles that are a fuel cell/battery hybrid.

2.
All rights, title and interests in and to the following items of intellectual property and intangible assets relating to the Business:  (i) research reports, research plans, development plans, designs and sketches. A non-exclusive right to utilize the lists or contact information of potential customers, suppliers or facilities developed by ICE.

3.	Any business plan(s) that solely relate to the Business.

4.	Any goodwill associated solely with the Business.

5.
A non-exclusive license to exploit all intellectual property rights exclusively related to the Business under any international, foreign, federal, or state law, including but not limited to all patents, copyrights, trade secrets, confidential information, trade names, trademarks and service marks, and all applications filed therefore.

6.
A non-exclusive license to exploit all ideas, improvements, or other information, whether or not patentable and whether or not reduced to practice, made or conceived by ICE employees, which relate solely to the Business.

7.
A non-exclusive license to exploit all theories, methods, equipment, procedures, compilations, technical data, formulas, drawings, blueprints, software, algorithms, databases, samples, designs, data, specifications, prototypes, models, proposals, cost data, personnel data, accounting records, and other information solely concerning the Business.

EXHIBIT C

Contributed Assets

Set forth below is a description of the Contributed Assets being conveyed by ICE to the Company:

1.
All rights, title and interests in and to the following tangible assets relating to the Business:  (i) a prototype 2008 Columbia model, electric battery powered Freightliner, and (ii) all electric drive components installed or to be installed on the 2008 Columbia model Freightliner.